Exhibit 99.1

Escala Group Enters into Agreement to Settle Shareholder and Derivative Litigation

Asserts Claims against Former President and CEO Manning

BETHEL, Conn.--(BUSINESS WIRE)--Escala Group (ESCL.PK), a global collectibles company in stamps, coins, precious metals trading, and art and antiques, today announced that it has entered into agreements to settle the securities class action lawsuit and shareholder derivative action commenced against the Company and certain of its current and former officers and directors in May 2006.

As part of the settlement of the derivative action, the Company will recover $5.50 million from insurers on behalf of certain of the named defendants on both proceedings. The Company has also agreed to adopt certain corporate governance policies and procedures, and to pay all court-approved attorneys’ fees, up to a maximum of $925,000, together with approved expenses not to exceed $70,000. The Company’s insurer will fund $475,000 of these amounts.

The proposed settlement of the class action litigation provides for the Company to contribute an aggregate of $6 million in cash and 4 million newly issued shares of its stock (subject to increase under certain circumstances) to a settlement fund for the benefit of the class. A substantial portion of the cash contribution will be funded by insurers. If approved by the Court, all claims against the Company and its current and former officers and directors will be dismissed with prejudice and without any admission of liability or wrongdoing.

The Company’s net cash payment obligations under the proposed settlements, after taking into account recoveries, is approximately $1 million.

The agreements are subject to certain conditions, including approval by the court and by the trustees of Afinsa Bienes Tangibles, S.A. and its subsidiary Auctentia, S.A., the Company’s majority shareholders. Both companies, which are named defendants in the litigation, are in bankruptcy proceedings in the U.S. and Spain. The Company understands that the trustees are seeking approval of the settlement under applicable bankruptcy laws.

Antonio Arenas, Executive Chairman, said, “We are pleased to have reached a mutually satisfactory settlement in principle with the plaintiffs and we are hopeful that the settlements will be finalized shortly. “

Greg Roberts, President and CEO, added, “This development is a significant step forward in our efforts to put the problems of our past behind us and focus on the future of the Company.”

Additional information regarding the settlement agreements will be set forth in the Company’s Report on Form 8-K, as filed with the Securities and Exchange Commission.

The Company also announced that it has asserted claims against Greg Manning, its former President and CEO, for, among other things, breach of contract, breach of fiduciary duty and unjust enrichment, arising out of actions taken by Mr. Manning when he was employed by the Company. The Company is seeking damages against Mr. Manning of not less than $40 million. In addition, the Company is seeking a declaration that Mr. Manning is not entitled to indemnification by the Company. Mr. Manning has made claims against the Company, seeking approximately $34 million in damages for, among other things, wrongful termination, failure to pay accrued vacation and other compensation, unjust enrichment and alleged harm caused by the Company to Mr. Manning’s name and business reputation. The Company intends to defend against these claims vigorously. Pursuant to the terms of Mr. Manning’s employment contract, the parties’ dispute will be heard in arbitration. The Company terminated Mr. Manning’s arrangement with the Company for “cause” in April 2007.

About Escala Group, Inc.

Escala Group is a consolidated global collectibles network. The Company is a leading auctioneer of stamps, coins, arms, armor and militaria, and other memorabilia, targeting both collectors and dealers. Escala is also a merchant/dealer of certain collectibles and trader of precious metals. The Company's collectibles offerings span the modest to ultra high-end price spectrum. Escala conducts its operations in two business segments: collectibles and trading.

Escala's Group Companies focused on philately are H.R. Harmer Nutmeg of North America; Corinphila Auktionen of Zurich, Switzerland and the Kohler auction house in Wiesbaden, Germany, in our European division; and John Bull Stamp Auctions, Ltd, the oldest philatelic auction house in Hong Kong, comprising our Asia division. Escala's Group Companies in the numismatics division include Teletrade, Bowers and Merena Auctions, North American Certified Trading, and Spectrum Numismatics International, one of the largest wholesalers of rare coins in the U.S. Greg Martin Auctions is in the Company's art and antiques division.

The trading activities of Escala Group are conducted through A-Mark Precious Metals, one of the largest private sellers of bullion coins and bullion gold, silver and platinum to the wholesale marketplace.

SAFE HARBOR STATEMENT

Statements in this press release that relate to future plans, objectives, expectations, performance, events and the like are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. Future events, risks and uncertainties, individually or in the aggregate, could cause actual results to differ materially from those expressed or implied in these statements. Factors that could cause actual results to differ are identified in the public filings made by us with the Securities and Exchange Commission and include the fact that we have disclosed that you should not rely upon our published financial statements and the fact that we have not filed all of our reports required by the Securities Exchange Act of 1934. More information on factors that could affect our business and financial results, as well as the proposed settlement described above, are included in our public filings made with the Securities and Exchange Commission, which are available on the web site of the Securities and Exchange Commission, www.sec.gov. As described above, the proposed settlement is subject to various conditions, and there can be no assurance that such conditions will be satisfied.

The words "should," "believe," "estimate," "expect," "intend," "anticipate," "foresee," "plan" and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. Additionally, any statements related to future improved performance and estimates of revenues and earnings per share are forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements.

CONTACT:
Escala Group, Inc.
Carol Meltzer, 203-702-8480
cmeltzer@escalagroup.com